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EXHIBIT 10(c)(1)

FIRST AMENDMENT TO CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of March 28, 2002 (this "Amendment") is among K2 INC. (the "Borrower"), the other signatories hereto and BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender (the "Administrative Agent"), and amends the Credit Agreement dated as of December 21, 1999 (the "Credit Agreement").

RECITALS

        WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as more fully set forth herein;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Terms.    All terms used herein have the same meanings as in the Credit Agreement unless otherwise defined herein.

        2.    Amendments.    Subject to the satisfaction of the conditions precedent set forth in Section 5, the Credit Agreement is hereby amended as follows:

        2.1    Amendments to Section 1.01.

        (a)  The following definitions are added to Section 1.01 in appropriate alphabetical sequence:

          "Collateral Agent"    means Bank of America in its capacity as collateral agent under the Intercreditor Agreement, and any successor thereto in such capacity.

          "Consolidated Income Available for Fixed Charges"    means, for any measurement period, the sum of (i) Consolidated Net Income, (ii) income tax expense, determined in accordance with GAAP, (iii) non-cash, nonrecurring charges deducted from Consolidated Net Income during such period and (iv) Fixed Charges; provided that Consolidated Income Available for Fixed Charges shall not be reduced by any portion of the $18,000,000 charge taken by Borrower in the third fiscal quarter of 2001.

          "Covenant Change Date"    means the first date on which (a) Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) and a related Compliance Certificate demonstrating that the Funded Leverage Ratio as of the end of a fiscal quarter was less than 3.25 to 1 and (b) no Default or Event of Default exists.

          "Fixed Charges"    means, with respect to any measurement period, the sum of (i) Consolidated Interest Expense for such period and (ii) Lease Rentals for such period.

          "Funded Debt"    means all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis, other than (a)  Indebtedness of the type described in clause (c) of the definition of "Indebtedness" and (b) contingent obligations under letters of credit.

          "Funded Leverage Ratio"    means, as of any date of determination, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of Borrower.

          "Lease Rentals"    means, with respect to any measurement period, the sum of the minimum amount of rental and other obligations required to be paid during such period by Borrower or its Subsidiaries as lessee under all leases of real or personal property (other than Capitalized Leases), excluding any amounts required to be paid by the lessee (whether or not designated as rentals) which are (i) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (ii) which are based on profits, revenues or sales realized by the lessee from all leased property or otherwise based on the performance of the lessee.

          "Lender Percentage"    means the quotient, expressed as a percentage, of (a) the combined Commitments (or after termination of the Commitments, the Outstanding Obligations at such time) divided by (b) the sum of (i) the combined Commitments (or after termination of the Commitments, the Outstanding Obligations) plus (ii) the aggregate outstanding principal amount of the Senior Notes plus (iii) the aggregate outstanding principal amount of loans under the UB Agreement (as defined in the Intercreditor Agreement) plus (iv) the sum of the aggregate outstanding principal amount of loans and the stated amount of outstanding letters of credit under the BofA Agreements (as defined in the Intercreditor Agreement) plus (v) the unused amount of the commitment to make loans under the BofA Agreements plus (vi) the outstanding principal amount of credit extensions under the Additional Financing Agreements.

          "Membership Pledge Agreement"    means the membership pledge agreement dated as of March 28, 2002 among Borrower, various Subsidiary Guarantors and Collateral Agent.

          "Mortgage"    means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Collateral Agent a Lien on real property owned or leased by Borrower or any Subsidiary Guarantor.

          "Net Debt Proceeds"    means, with respect to any issuance of Subordinated Indebtedness by Borrower or any of its Subsidiaries, the aggregate cash proceeds received by Borrower or such Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's discounts and commissions and legal, accounting and investment banking fees).

          "Pledge Agreement"    means the pledge agreement dated as of March 28, 2002 among Borrower, various Subsidiary Guarantors and Collateral Agent.

          "Security Agreement"    means the security agreement dated as of March 28, 2002 among Borrower, the Subsidiary Guarantors and Collateral Agent.

          "Security Documents"    means the Security Agreement, the Membership Pledge Agreement, the Mortgages, the Pledge Agreement and all other documents pursuant to which Borrower or any Subsidiary grants collateral to Collateral Agent.

          "Senior Notes"    means the notes issued by Borrower pursuant to the Senior Note Agreements.

          "Subordinated Indebtedness"    means Indebtedness of Borrower which is not required to be redeemed, repurchased or otherwise prepaid by Borrower (except on account of a default thereunder) on or prior to March 1, 2010, and which Indebtedness is subordinated to other Indebtedness of Borrower (including the Loans) on terms which are reasonably satisfactory to the Lenders.

        (b)  The definition of "Applicable Margin" is amended by (i) deleting each reference to "Leverage Ratio" contained therein and substituting "Funded Leverage Ratio" therefor and (ii) amending the pricing grid set forth therein in its entirety to read as follows:

Level	Funded Leverage Ratio	Offshore Rate Loans/ Financial Letter of Credit Fees/ Drafts Accepted under Commercial Letters of Credit	Base Rate Loans	Performance Letter of Credit Fees	Commitment Fee
7	≥5.00:1	3.250%	2.000%	1.625%	.500%
6	≥4.50:1 but <5.00:1	2.750%	1.500%	1.375%	..500%
5	≥4.00:1 but <4.50:1	2.250%	1.000%	1.125%	..500%
4	≥3.50:1 but <4.00:1	2.000%	0.750%	1.000%	..500%
3	≥3.00:1 but <3.50:1	1.500%	0.250%	0.750%	..325%
2	≥2.50:1 but <3.00:1	1.250%	0.000%	0.625%	..275%
1	<2.50:1	1.000%	0.000%	0.500%	..225%

        (c)  The definition of "Applicable Payment Date" is amended by (i) redesignating clause (b) as clause "(c)" and (ii) inserting the following new clause (b): "(b) as to any Base Rate Loan, the last Business Day of each month,".

        (d)  The definition of "Basket Total Debt" is deleted in its entirety.

        (e)  The definition of "Consolidated EBITDA" is amended by inserting the following proviso before the period at the end thereof:

    ; provided, further, that Consolidated EBITDA shall not be reduced by any portion of the $18,000,000 charge taken by Borrower in the third fiscal quarter of 2001.

        (f)    The definition of "Indebtedness" is amended in its entirety to read as follows:

          "Indebtedness"    means, as to any Person at a particular time, all of the following, without duplication:

          (a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b)  any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

          (c)  net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in Swap Contracts of the same type;

          (d)  all obligations of such Person to pay the deferred purchase price of property or services (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days or which are subject to a bona fide dispute) and all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (e)  all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person;

          (f)    all obligations of such Person under Permitted Accounts Receivable Financing Facilities; and

          (g)  all Guaranty Obligations of such Person in respect of any of the foregoing.

          For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person (except for customary exceptions acceptable to the Requisite Lenders).

        (g)  The definition of "Intercreditor Agreement" is amended in its entirety to read as follows:

          "Intercreditor Agreement"    means an intercreditor agreement among the purchasers party to the Senior Note Agreements, various other creditors of Borrower and the Subsidiary Guarantors and Collateral Agent.

        (h)  The definition of "Letter of Credit" is amended in its entirety to read as follows:

          "Letter of Credit"    means any letter of credit issued for the account of Borrower (or jointly for the account of Borrower and any Subsidiary) hereunder. A Letter of Credit may be a Commercial Letter of Credit, a Performance Letter of Credit or a Financial Letter of Credit.

        (i)    The definition of "Leverage Ratio" is amended in its entirety to read as follows:

          "Leverage Ratio"    means, as of any date of determination, the ratio of (a) consolidated Indebtedness of Borrower and its Subsidiaries (other than Indebtedness of the type described in clause (c) of the definition of "Indebtedness") to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of Borrower.

        (j)    The definition of "Loan Documents" is amended by inserting the phrase ", the Security Documents" immediately before the phrase "and any Note" contained therein.

        (k)  The definition of "Maturity Date" is amended by deleting the reference to "September 30, 2004" therein and substituting "December 31, 2003" therefor.

        (l)    The definition of "Obligations" is amended by inserting the phrase ", or but for operation of any provision of any Debtor Relief Law, would accrue" after the phrase "interest that accrues" contained therein.

        (m)  Clause (b) of the definition of "Ordinary Course Indebtedness" is amended by inserting the phrase ", so long as such Indebtedness is paid within three Business Days after the incurrence thereof" before the semicolon at the end thereof.

        (n)  The definition of "Ordinary Course Liens" is amended by (i) deleting the word "and" at the end of clause (d), (ii) redesignating clause (e) as clause "(g)" and (iii) inserting the following new clauses (e) and (f):

          (e)  Liens arising in connection with non-exclusive licenses of Securitization Hardware and Software;

          (f)    Liens on assets of Foreign Subsidiaries securing Indebtedness of one or more Foreign Subsidiaries permitted under Section 7.02; and.

        (o)  The definition of "Permitted Accounts Receivable Financing Facilities" is amended in its entirety to read as follows:

          "Permitted Accounts Receivable Financing Facilities"    means one or more facilities involving the sale or discount of undivided ownership interests in (a) domestic accounts receivable and related property of Borrower and one or more of its Domestic Subsidiaries; provided that the aggregate investment or claim held by purchasers of such assets does not exceed $75,000,000 (or, if the Covenant Change Date has occurred, $100,000,000); or (b) foreign accounts receivable and related property of one or more Foreign Subsidiaries; provided that the aggregate investment or claim held by purchasers of such assets does not exceed $20,000,000 (or, if the Covenant Change Date has occurred, $30,000,000).

        (p)  The definition of "Subsidiary" is amended in its entirety to read as follows:

          "Subsidiary"    of a Person means any corporation, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of stock or other equity interests having ordinary voting power for the election of directors or other governing body is at the time owned or controlled, directly or indirectly by such Person, one or more of the other Subsidiaries of such Person or a combination thereof.

        (q)  The definition of "Swap Contract" is amended by inserting the phrase ", foreign exchange contracts" after the phrase "currency options" contained therein.

        2.2    Amendment to Section 2.02.    Section 2.02(a) is amended by inserting the following phrase at the end of the first sentence thereof immediately before the period:

    and, in the case of any request for an Extension of Credit, so long as the Covenant Change Date has not occurred, a certificate of a Responsible Officer of Borrower certifying that (i) such Extension of Credit will be used by Borrower solely for working capital purposes and the making of capital expenditures, in each case in the ordinary course of business consistent with past practices and (ii) the statement contained in the proviso to Section 7.08 is true and correct after giving effect to the making of such Extension of Credit and the application of the proceeds thereof.

        2.3    Amendments to Section 2.03.

        (a)  The penultimate sentence of Section 2.03(a) is amended in its entirety to read as follows:

          No Letter of Credit may expire later than (i) in the case of a Commercial Letter of Credit, the earlier of (x) 60 days after the date of its issuance or last renewal and (y) the Letter of Credit Expiration Date and (ii) in the case of any other Letter of Credit, the Letter of Credit Expiration Date; and no banker's acceptance issued under a Letter of Credit may be payable later than the earlier of (1) 180 days after the issuance thereof and (2) the Maturity Date.

        (b)  The last sentence of Section 2.03(j) is amended in its entirety to read as follows:

          In addition, Borrower shall pay directly to Issuing Lender for its account a fronting fee in an amount (i) with respect to Performance Letters of Credit and Financial Letters of Credit, equal to 1/8 of 1% per annum on the face amount thereof, payable quarterly in arrears on each Applicable Payment Date and (ii) with respect to Commercial Letters of Credit, equal to the greater of (A) $400 and (B) 1/8 of 1% of the face amount thereof, payable on the issuance thereof.

        2.4    Amendment to Section 2.06.    Section 2.06 is amended in its entirety to read as follows:

          2.06    Reduction or Termination of Commitments.

          (a)  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, (i) permanently and irrevocably reduce the Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or (ii) terminate the Commitments.

          (b)  Concurrently with the receipt by Borrower or any Subsidiary of any Net Issuance Proceeds or Net Debt Proceeds, the Commitments shall be permanently and irrevocably reduced by an amount (rounded up, if necessary, to an integral multiple of $100,000) equal to the Lender Percentage of 40% of all such Net Issuance Proceeds and Net Debt Proceeds received since March 28, 2002 minus the aggregate amount previously applied to reduce the Commitments pursuant to this Section 2.06(b).

          (c)  At the time that any prepayment of the Senior Notes is (or would be) required to be made pursuant to Section 10.7 of the Senior Note Agreement dated as of December 1, 1999 or Section 5.17 of the Senior Note Agreement dated as of October 15, 1992 (in each case without giving effect to any modification or amendment after the date hereof to, or waiver under, or termination of, the applicable Senior Note Agreement), the Commitments shall be permanently and irrevocably reduced by an amount equal to the Lender Percentage of the total amount of net disposition proceeds from the asset sale which gave rise to such prepayment.

          (d)  Any reduction or termination of the Commitments pursuant to clause (a), (b) or (c) above shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any request for voluntary reduction or termination of the Commitments. Each Lender's Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share times the amount of any reduction of the Commitments.

        2.5    Amendment to Section 2.08.    The parenthetical clause contained in Section 2.08(a) is amended in its entirety to read "(excluding Swing Line Loans and Commercial Letters of Credit)".

        2.6    Amendment to Section 5.13.    The first sentence of Section 5.13 is amended in its entirety to read as follows:

    Borrower shall use the proceeds of the Loans solely (a) for working capital purposes and for capital expenditures in the ordinary course of business consistent with past practices (including making regularly-scheduled payments of principal and interest on Indebtedness) and not in contravention in any material respect of any material Law and (b) following the Covenant Change Date, for making Restricted Payments and for other general corporate purposes.

        2.7    Amendment to Section 6.01(j).    The following new Section 6.01(j) shall be added to the Credit Agreement in appropriate numerical sequence:

          (j)    Cash Flow Forecasts.    On the second Business Day of each week on or prior to the Covenant Change Date, a 13-week rolling cash flow forecast substantially in the form of Exhibit G.

        2.8    Amendment to Section 6.02(c).    Section 6.02(c) is amended by deleting the word "litigation" the second time such word appears therein.

        2.9    Addition of New Sections 6.11, 6.12 and 6.13.    The following new Sections 6.11, 6.12 and 6.13 are added to the Credit Agreement in appropriate numerical sequence to read as follows:

          6.11    Fixed Charges Coverage Ratio.    Borrower will not permit the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the most recently ended period of four consecutive fiscal quarters of Borrower ending on the last day of each fiscal quarter set forth below to be less than the ratio set forth below opposite such day:

Fiscal Quarter(s) Ending	Minimum Fixed Charges Coverage Ratio
December 31, 2001	1.25 to 1
March 31, 2002	0.70 to 1
June 30, 2002	0.80 to 1
September 30, 2002	0.95 to 1
December 31, 2002	1.25 to 1
March 31, 2003	1.35 to 1
June 30, 2003	1.45 to 1
September 30, 2003	1.55 to 1
December 31, 2003 and thereafter	1.75 to 1.

          6.12    Accounts Receivable Financing Facilities.    Borrower will at all times maintain, and use reasonable efforts to maximize the usage of, one or more Permitted Accounts Receivable Financing Facilities.

          6.13    Foreign Pledges.    Borrower will cause to be delivered to Collateral Agent (to the extent not previously delivered) within the time period specified on Schedule 2 to the First Amendment to this Agreement, agreements executed by Borrower and each Domestic Subsidiary of Borrower pledging approximately but not less than 65% of the stock or other equity interests of each Foreign Subsidiary owned by Borrower or such Domestic Subsidiary, together with all documents necessary to perfect the security interest of Collateral Agent in such stock or other equity interests.

        2.10    Amendments to Section 7.01.    Section 7.01 is amended by:

        (a)  deleting the reference to "Sections 7.02" in clause (c) and substituting "Section 7.02" therefor;

        (b)  adding the following phrase at the end of clause (d) immediately before the semicolon: "; provided that such Liens shall extend only to property or items of property which constitute Excluded Assets under and as defined in the Security Agreement as in effect on the date of the First Amendment to this Agreement"; and

        (c)  (i) deleting the word "and" after clause (f), (ii) redesignating clause (g) as clause "(h)", and (iii) adding the following new clause (g): "(g) Liens in favor of Collateral Agent; and".

        2.11    Amendments to Section 7.02.    Section 7.02 is amended as follows:

        (a)  Clause (b) is amended in its entirety to read as follows:

          (b)  Indebtedness outstanding under the Senior Note Agreements not exceeding in aggregate principal amount $63,336,000, provided that such Indebtedness shall at all times be pari passu with (and, if secured, equally and ratably secured with) the Obligations;

        (b)  Clause (f) is redesignated as clause "(h)";

        (c)  Clause (e) is redesignated as clause "(f)" and is restated in its entirety to read as follows:

          (f)    other Indebtedness for borrowed money; provided that (i) at the time of incurrence thereof, no Default or Event of Default shall exist, (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed 15% of Consolidated Net Worth at any time, (iii) the aggregate outstanding principal amount of all such Indebtedness which is secured by any assets of Borrower or any Domestic Subsidiary (other than Indebtedness that is entitled to the benefits of the Intercreditor Agreement) shall not exceed 3% of Consolidated Net Worth at any time, and (iv) the aggregate outstanding principal amount of all such Indebtedness which is secured by any assets of any Foreign Subsidiary shall not exceed 15% of Consolidated Net Worth at any time; and

        (d)  The following new clauses (e) and (g) are added to Section 7.02 in proper sequence:

          (e)  Indebtedness hereunder;

          (g)  Indebtedness under any Swap Contract with a term not greater than 184 days entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

        2.12    Amendment to Section 7.03.    Section 7.03 is amended by inserting the following at the end of that section immediately before the period: "; provided that any Subsidiary of Borrower which is a special purpose entity pursuant to a Permitted Accounts Receivable Financing Facility may enter into agreements which restrict its ability to do any of the foregoing if (a) its net worth is or would be below a minimum level or (b) an event has occurred which would (or, with the giving of notice or lapse of time, would) permit the lenders or purchasers under such Permitted Accounts Receivable Financing Facility to terminate such Permitted Accounts Receivable Financing Facility".

        2.13    Amendment to Section 7.04.    Clause (c) of Section 7.04 is amended in its entirety to read as follows: "(c) any of its Subsidiaries may sell, lease or otherwise dispose of (i) all or any substantial part of its assets to Borrower or any wholly-owned Domestic Subsidiary (other than a special purpose entity in connection with a Permitted Accounts Receivable Financing Facility) or (ii) all or any substantial part of its accounts receivable in connection with a Permitted Accounts Receivable Financing Facility".

        2.14    Amendment to Section 7.06.    Section 7.06 is amended by adding the following sentence to the end of the section:

          Notwithstanding the foregoing, Borrower will not, nor will it permit any of its Subsidiaries to, make any Acquisition with the proceeds of any Debt if the Funded Leverage Ratio (determined on a pro forma basis both before and after giving effect to such Acquisition) is greater than 3.25 to 1.0. For purposes hereof, (a) Consolidated EBITDA may be adjusted by Borrower in connection with such Acquisition to the extent approved by the Requisite Lenders and (b) the Funded Debt of any Person to be acquired by Borrower or any Subsidiary shall be included in the calculation of the Funded Leverage Ratio as if such Person were a Subsidiary as of the date of such Acquisition.

        2.15    Amendment to Section 7.07.    Section 7.07 is amended in its entirety to read as follows:

          7.07    Operating Leases.    Borrower will not, nor will it permit any of its Subsidiaries to, create or suffer to exist obligations for the payment of rent under Operating Leases in excess of $12,000,000 in the aggregate for Borrower and its Subsidiaries at any time after the effectiveness of the First Amendment to this Agreement.

        2.16    Amendment to Section 7.08.    Section 7.08 is amended as follows:

        (a)  Clauses (g) and (h) of Section 7.08 are amended in their entirety to read as follows:

          (g)  loans, guarantees or other extensions of credit to Borrower's employee stock ownership plan existing on the date of the First Amendment to this Agreement;

          (h)  [Intentionally omitted];

        (b)  The period at the end of clause (k) is replaced with a semicolon followed by the following:

    provided that the aggregate amount of all Investments (other than (x) Ordinary Course Investments described in clauses (a) and (e) of the definition of "Ordinary

    Course Investments" and (y) Investments permitted by clauses (b), (c), (d), (e), (f) and (i) above) and cash (in deposit accounts or otherwise, but excluding cash in disbursement accounts to the extent bona fide checks have been issued thereon) of Borrower and its Subsidiaries does not exceed $10,000,000 for any four consecutive Business Days.

        2.17    Amendment to Section 7.09.    Section 7.09 is amended by inserting the following clause before the period at the end of the first paragraph thereof:

    ; and provided, further, that no Restricted Payment shall be made when the Funded Leverage Ratio (determined on a pro forma basis both before and after giving effect to such Restricted Payment) is greater than 3.25 to 1.0.

        2.18    Amendment to Section 7.12.    Section 7.12 is amended by replacing the number "$30,000,000" in the last sentence of that section with the number "$20,000,000".

        2.19    Amendment to Section 7.14.    Section 7.14 is amended in its entirety to read as follows:

          7.14    Leverage Ratio.    Borrower shall not permit the Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Leverage Ratio
Prior to 6/29/02	7.80 to 1
6/30/02-9/29/02	7.30 to 1
9/30/02-12/30/02	6.75 to 1
12/31/02-3/30/03	5.50 to 1
3/31/03-6/29/03	5.00 to 1
6/30/03-9/29/03	4.75 to 1
9/30/03 and thereafter	4.25 to 1.

        2.20    Amendment to Section 7.15.    Section 7.15 is amended in its entirety to read as follows:

          7.15    Interest Coverage Ratio.    Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite such day:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
December 31, 2001	2.50 to 1
March 31, 2002 and June 30, 2002	1.75 to 1
September 30, 2002	1.90 to 1
December 31, 2002	2.25 to 1
March 31, 2003 and thereafter	2.50 to 1.

        2.21    Amendment to Section 8.01.    Section 8.01 is amended by (i) deleting the period at the end of clause (m), (ii) inserting "; or" at the end of clause (m), and (iii) inserting a new clause (n) to read as follows:

          (n)  (i) any Security Document shall cease to be in full force and effect with respect to Borrower or any Subsidiary Guarantor (other than as a result of a transaction permitted hereunder); (ii) Borrower or any Subsidiary Guarantor shall fail to comply with or to perform any applicable provision of any Security Document to which it is a party and such failure (x) has a material adverse effect on Collateral Agent's rights with respect to any material portion of the collateral granted thereunder or (y) continues unremedied for 10 days after the earlier of the date on which (1) a Responsible Officer obtains knowledge of such failure or (2) Collateral Agent delivers notice of such failure to Borrower; or (iii) Borrower or any Subsidiary Guarantor (or any Person by, through or on behalf of Borrower or such Subsidiary Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Security Document.

        2.22    Amendment to Section 10.01.    Clause (d) of Section 10.01 is amended by inserting the following phrase immediately before the semicolon at the end of that clause: "or all or substantially all of the collateral granted under the Security Documents".

        2.23    Amendment to Section 10.04.    Clause (i) of the proviso set forth in Section 10.04(b) is amended by deleting the reference to "a Lender or an Affiliate of the assigning Lender" therein and substituting "an Eligible Assignee" therefor.

        2.24    Amendment to Section 10.18.    Section 10.18 is amended in its entirety to read as follows:

          10.18    Further Assurances.    Borrower and its Subsidiaries shall, at their expense and without expense to Lenders or Administrative Agent, do, execute and deliver such further acts and documents as are necessary, or as Administrative Agent (or the Requisite Lenders acting through Administrative Agent) may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements, mortgages, deeds of trust and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, and the delivery of opinions of counsel with respect to any of such documents) to (a) assure and confirm unto Lenders or Administrative Agent of the rights hereby created and (b) ensure that (i) the obligations of Borrower hereunder and under the other Loan Documents and any obligations of Borrower owing to any Lender or any Affiliate of any Lender under any Swap Agreement are secured by substantially all of the assets of Borrower and guaranteed by all of its Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof but excluding any special purpose Subsidiary acquired or created in connection with a Permitted Accounts Receivable Financing Facility) by execution of a counterpart of the Master Subsidiary Guaranty; provided that (x) no Foreign Subsidiary shall have an obligation to execute a counterpart of the Master Subsidiary Guaranty and (y) neither Borrower nor any Subsidiary shall have an obligation to perfect the security interest of the Collateral Agent in the shares of any Foreign Subsidiary (other than any Foreign Subsidiary listed on Schedule 2 of the First Amendment to this Agreement) under the laws of the jurisdiction of such Foreign Subsidiary's organization so long as the aggregate book value of (A) all assets owned by such Foreign Subsidiary does not exceed $8,000,000 and (B) all assets owned by all Foreign Subsidiaries with respect to which the security interest of the Collateral Agent has not been perfected under the laws of such Foreign Subsidiaries' respective jurisdictions of organization does not exceed $20,000,000; and (ii) the obligations of each Subsidiary Guarantor under the Master Subsidiary Guaranty and any obligations of such Subsidiary Guarantor owing to any Lender or any Affiliate of any Lender under any Swap Agreement are secured by substantially all of the assets of such Subsidiary Guarantor. Notwithstanding the foregoing, neither Borrower nor any Domestic Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Subsidiary.

        2.25    Addition of New Sections 10.26, 10.27 and 10.28.    The following new Sections 10.26, 10.27 and 10.28 are added to the Credit Agreement in appropriate numerical sequence:

          10.26    Collateral Matters.    (a) Administrative Agent shall, and Lenders irrevocably authorize Administrative Agent to, (i) request that Collateral Agent release any Lien on any property granted to or held by Collateral Agent under any Security Document (w) upon termination of the Commitments and payment in full of all Loans and other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (x) which is sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder, (y) on or after the occurrence of the Collateral Release Date (as defined in the Intercreditor Agreement) or (z) subject to Section 10.01, if approved, authorized or ratified in writing by the Requisite Lenders; or (ii) request that Collateral Agent subordinate any Lien on any property granted to or held by Collateral Agent to the holder of any Lien on such property which is permitted by subsection 7.01(b), 7.01(d) or 7.01(e), any Lien securing Indebtedness permitted by subsection 7.02(d) (subject to the limitations set forth in subsection 7.01(c)), and any extension or renewal of the Liens described above permitted by subsection 7.01(h). Upon request by Administrative Agent at any time, the Requisite Lenders will confirm in writing Administrative Agent's authority to request that Collateral Agent release or subordinate Collateral Agent's interest in particular types or items of property. Without limiting the foregoing, Borrower will deliver each of the documents described in Schedule 2 to the First Amendment to this Agreement on or prior to the date required for delivery of such document in such Schedule 2.

          10.27    Amendments to Agreements.    Borrower shall not, and shall not permit any Subsidiary to, enter into any amendment or modification of any agreement relating to any Permitted Accounts Receivable Financing Facility in any manner which would (a) reduce advance rates with respect to accounts receivable purchased under such facility or (b) shorten the maturity date of such facility. Borrower shall, and shall cause each of its applicable Subsidiaries to, promptly (and, in any event, within three Business Days) deliver to Administrative Agent and each Lender a copy of any amendment or modification to any agreement relating to any termination event, event of default or similar event under any Permitted Accounts Receivable Financing Facility. Nothing in this Section 10.27 shall prevent (i) General Electric Capital Corporation from exercising the discretion granted to it under any GECC Securitization Document (as defined in Section 6.8 of the First Amendment to this Agreement) to (x) modify reserves or (y) take any action which would modify the effective advance rates with respect to accounts receivable purchased under such facility or (ii) Borrower or any Subsidiary from entering into a replacement for any Permitted Accounts Receivable Financing Facility so long as such replacement has terms which are not less favorable to the interests of the Lenders in any material respect than the terms of the Permitted Accounts Receivable Financing Facility being replaced.

          10.28    Leases.    Borrower shall, and shall cause each of its Subsidiaries to, (a) pay all obligations with respect to leases of real property by the Borrower and its Subsidiaries, (b) at the request of Administrative Agent, provide copies of receipts or similar documents evidencing the current nature of payments under such leases and (c) promptly notify Administrative Agent or any delinquent payment under any such lease. Administrative Agent shall have the right to make any delinquent lease payment directly to the applicable lessor and to charge Borrower the amount of such payment as a Loan.

        2.26    Amendment to Exhibit B.    Exhibit B to the Credit Agreement is amended in its entirety to read as set forth on Exhibit B hereto.

        2.27    Addition of New Exhibit G.    Exhibit G hereto is added to the Credit Agreement as Exhibit G thereto.

        3.    Waivers.    The Requisite Lenders hereby waive any Event of Default under Sections 7.14 and 7.15 of the Credit Agreement for the fiscal quarters ended September 30, 2001 and December 31, 2001.

        4.    Representations and Warranties.    The Borrower represents and warrants to the Administrative Agent and the Lenders that, on and as of the date hereof, and after giving effect to this Amendment:

        4.1    Authorization.    The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action, and this Amendment has been duly executed and delivered by the Borrower.

        4.2    Binding Obligation.    This Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        4.3    No Legal Obstacle to Amendment.    The execution, delivery and performance of this Amendment will not (a) contravene the Organization Documents of the Borrower; (b) constitute a breach or default under any contractual restriction or violate or contravene any law or governmental regulation or court decree or order binding on or affecting the Borrower which individually or in the aggregate does or could reasonably be expected to have a Material Adverse Effect; or (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties, except any Lien pursuant to the Collateral Documents as defined in the Credit Agreement as amended hereby (as so amended, the "Amended Credit Agreement"). No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Borrower of this Amendment.

        4.4    Incorporation of Certain Representations.    After giving effect to the terms of this Amendment, the representations and warranties of the Borrower set forth in Section 5 of the Credit Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof, except as to such representations made as of an earlier specified date.

        4.5    Default.    No Default or Event of Default has occurred and is continuing after giving effect to the terms of this Amendment.

        5.    Conditions to Effectiveness.    The effectiveness of this Amendment is subject to the compliance by the Borrower with its agreements herein contained and the conditions set forth on Schedule 1, and to the delivery to the Administrative Agent, in form and satisfactory to the Administrative Agent, of the following:

        5.1    Counterparts.    Counterparts hereof signed by the Borrower and the Requisite Lenders and consented to by each Subsidiary Guarantor.

        5.2    Amendment Fee.    Payment of (a) an amendment fee for the account of each Lender approving this Amendment by 5:00 p.m. PST on March 28, 2002, equal to 30 basis points of such Lender's Commitment, and (b) all fees set forth in a separate fee letter among the Borrower, the Administrative Agent, the Collateral Agent and the Arranger.

        5.3    List of Subsidiaries.    A list showing the true legal name of each Subsidiary of the Borrower and designating which Subsidiaries are Subsidiary Guarantors.

        6.    Miscellaneous.

        6.1    Effectiveness of the Credit Agreement.    Except as hereby expressly amended hereby, the Credit Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects on and as of the date hereof. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.

        6.2    Counterparts.    This Amendment may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. All provisions of this Amendment shall become effective when the Borrower, the Administrative Agent and the Requisite Lenders shall have signed a copy hereof and the same shall have been delivered to the Administrative Agent and the conditions in Section 4 shall have been satisfied.

        6.3    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of California.

        6.4    Successors and Assigns.    This Amendment shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

        6.5    Certain Collateral Matters.    The Requisite Lenders acknowledge that the Administrative Agent will enter into, and Bank of America will act as collateral agent (in such capacity, the "Collateral Agent") under, an Amended and Restated Intercreditor Agreement substantially in the form of Exhibit C among the purchasers under the Senior Note Agreements and various other creditors of the Borrower and/or its Subsidiaries (the "Intercreditor Agreement"). The Requisite Lenders authorize (i) the Administrative Agent to enter into the Intercreditor Agreement on behalf of the Lenders and to execute and deliver such documents as may reasonably be required or appropriate in connection therewith, (ii) Bank of America to act as Collateral Agent on behalf of the Lenders and various other creditors under the Intercreditor Agreement and (iii) Bank of America to enter into collateral access agreements with General Electric Capital Corporation substantially in the form of Exhibits B-1 and B-2 to the Intercreditor Agreement.

        6.6    Certain Real Estate Matters.    The Borrower hereby acknowledges that, subsequent to the recordation of the Mortgages in the appropriate county recorder's office for each of the real properties encumbered thereby, the Collateral Agent will be obtaining a real property appraisal for substantially all of such real properties for purposes of determining current appraised values (the "Current Appraised Values") for such real properties. The Borrower hereby acknowledges that the Current Appraised Values of the real properties encumbered by the Mortgages were not available to the Collateral Agent prior to the effectiveness of this Amendment and, accordingly, the Borrower hereby agrees as follows:

        (a)  With respect to any Mortgage recorded in the State of Alabama or Minnesota, to the extent enforcement of such Mortgage is limited to a debt amount that is less than the Current Appraised Value of the real property encumbered by such Mortgage, the Borrower agrees to enter into, or to cause the applicable Subsidiary Guarantor to enter into, an amendment to such Mortgage, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower (or the applicable Subsidiary), to increase the enforcement amount of such Mortgage to an amount not less than 110% of the Current Appraised Value of such real property. Any such amendment to a Mortgage shall be in recordable form and shall be promptly recorded in the applicable county recorder's office where the applicable encumbered real property is located.

        (b)  With respect to any Title Insurance Policy issued in connection with any Mortgage for any real property for which a Current Appraised Value was obtained, if either (i) the liability amount of such Title Insurance Policy is less than the Current Appraised Value of the real property encumbered by such Mortgage or (ii) the liability amount of such Title Insurance Policy exceeds 110% of the Current Appraised Value, the Borrower will cause the applicable issuing title insurance company for such Title Insurance Policy to reissue such Title Insurance Policy (or otherwise supplement the existing Title Insurance Policy) in order to (x) include the amendment to Mortgage entered into in accordance with Section 10.28(a) as part of the insured Mortgage, (y) in the case of clause (i) above, increase the liability amount of such Title Insurance Policy to an amount not less than 110% of the Current Appraised Value of the applicable encumbered real property and (y) in the case of clause (ii) above, decrease the liability amount of such Title Insurance Policy to an amount equal to 110% of the Current

Appraised Value of the applicable encumbered real property. Such reissued or supplemented Title Insurance Policy shall not reflect any exception to title other than as reflected in Schedule B of the originally issued Title Insurance Policy for such Mortgage.

        (c)  The Borrower will pay all costs and expenses (subject only to the limitation set forth in Section 9(m) of the Intercreditor Agreement with respect to costs associated with appraisals of certain real property), including reasonable attorneys' fees and expenses, incurred in connection with the drafting, negotiation, closing and recording of the Mortgage amendments referred to above, as well as any additional mortgage taxes, recording costs and title insurance premiums incurred in connection with the foregoing.

        6.7    Release; Covenant not to Sue.    In consideration of the agreements and understandings in this Amendment, the Borrower and (by their execution of the Consent to this Amendment) the Subsidiary Guarantors, for themselves and, to the extent that any of the following is claiming by, through, or otherwise on behalf of (including, without limitation, on any derivative basis) either the Borrower or any Subsidiary Guarantor, for their respective employees, officers, agents, executors, heirs, successors and assigns, jointly and severally, hereby release each of the Administrative Agent and each Lender, and its employees, officers, participants, agents, affiliates, subsidiaries, successors and assigns from any claim, right or cause of action which now exists, in any way related to facts in existence as of the date hereof, whether known or unknown. By way of example and not limitation, the foregoing includes any claims in any way related to the Loan Documents and the business relationship with the Administrative Agent and the Lenders. The Borrower and the Subsidiary Guarantors hereby covenant that they will refrain from commencing any action or suit or prosecuting any action or suit, in law or in equity, against each of the Administrative Agent and each Lender, and its employees, officers, agents, participants, affiliates, subsidiaries, successors and assigns, on account of any claim, action or cause of action which now exists in the Borrower's or any Subsidiary Guarantor's favor based upon facts existing as of the date of this Agreement. In addition to the other liability which shall accrue upon the breach of this covenant, the breaching party shall be liable to the Administrative Agent and the Lenders for all reasonable attorneys' fees and costs incurred by such party in the defense of such action or suit.

        The Borrower and each Subsidiary Guarantor understand and have been advised by their legal counsel of the provisions of Section 1542 of the California Civil Code, which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        Each of the Borrower and each Subsidiary Guarantor understands and hereby waives the provisions of Section 1542 of the California Civil Code and declares that it realizes that it may have damages it presently knows nothing about and that, as to it, such damages have been released pursuant to this Section 6.8. Each of the Borrower and each Subsidiary Guarantor also declares that it understands that the Administrative Agent and the Lenders would not agree to enter into this Amendment if this Section 6.8 did not cover damages and their results which may not yet have manifested themselves or may be unknown to or not anticipated at the present by the Borrower or any Subsidiary Guarantor.

        6.8    GE Securitization.    The Requisite Lenders hereby (a) consent to the execution, delivery and performance by the Borrower, Stearns Inc. ("Stearns"), Shakespeare Company, LLC ("Shakespeare"), K-2 Corporation ("K-2 Corp."), K2 Receivables Corporation ("K2 SPV") and K2 Finance Company, LLC ("K2 LLC") of the GECC Securitization Documents and (b) confirm that the facility being provided pursuant to the GECC Securitization Documents constitutes a Permitted Accounts Receivable Financing Facility.

        As used herein, "GECC Securitization Documents" means the following documents, each in the form delivered to the Lenders on March 27, 2002: (i) the Receivables Sale and Contribution Agreement dated as of March 28, 2002 among the Borrower, as parent guarantor, Stearns, Shakespeare and K-2 Corp., as originators, and K2 LLC, as buyer (the "Sale and Contribution Agreement"); (ii) the Receivables Purchase and Servicing Agreement dated as of March 28, 2002 among K2 LLC, as seller, the Borrower, as master servicer, Stearns, Shakespeare and K-2 Corp. as servicers, K2 SPV, Redwood Receivables Corporation, as the conduit purchaser (the "Conduit Purchaser"), General Electric Capital Corporation, as the committed purchaser (the "Committed Purchaser") and as administrative agent (the "Agent") for the Committed Purchaser and the Conduit Purchaser; (iii) the Parent Performance Guaranty dated as of March 28, 2002 among the Borrower, the Conduit Purchaser, K2 LLC, the Committed Purchaser and the Agent and (iv) the Performance Guaranties each dated as of March 28, 2002 among Stearns, Shakespeare and K-2 Corp., respectively, and K2 LLC, the Conduit Purchaser, the Committed Purchaser and the Agent.

        Delivered as of the day and year first above written.

K2 INC.
By	John J. Rangel Senior Vice President, Finance
BANK OF AMERICA, N.A., as Administrative Agent
By	Gina Meador Vice President
BANK OF AMERICA, N.A., as Issuing Lender, a Lender and Swing Line Lender
By	Timothy C. Hintz Managing Director
BANK ONE, N.A.
By
Title
UNION BANK OF CALIFORNIA, N.A.
By
Title
COMERICA WEST INCORPORATED
By
Title

CONSENT OF SUBSIDIARY GUARANTORS

        The undersigned Subsidiary Guarantors, as party to the Master Subsidiary Guaranty dated as of December 21, 1999 (the "Master Subsidiary Guaranty"), hereby consent to the foregoing First Amendment to Credit Agreement dated as of even date herewith to which this consent is attached and confirm that the Master Subsidiary Guaranty remains in full force and effect after giving effect thereto and represent and warrant that there is no defense, counterclaim or offset of any type or nature under the Master Subsidiary Guaranty.

Subsidiary Guarantors:
SHAKESPEARE COMPANY, LLC SITCA CORPORATION K2 CORPORATION KATIN, INC. PLANET EARTH SKATEBOARDS, INC. K-2 INTERNATIONAL, INC. MORROW SNOWBOARDS INC. SMCA, INC. STEARNS INC. K2 BIKE INC. RIDE, INC.
By
Name
Title

Date: March 28, 2002

SCHEDULE 1

CLOSING CONDITIONS

        1.    Acknowledgement and Consent of Subsidiary Guarantors.    Each Subsidiary Guarantor shall have executed and delivered the Consent of Subsidiary Guarantors.

        2.    Secretary Certificate of Borrower.    The Borrower shall have delivered to the Administrative Agent a certificate of an authorized officer, dated as of the date hereof, with respect to its Articles of Incorporation and By-laws, certifying as to resolutions authorizing the execution and delivery of this Amendment and the Security Documents, and the incumbency and signature of officers.

        3.    Officer's Certificate of Borrower.    The Borrower shall have delivered to the Administrative Agent a certificate of an authorized officer, dated as of the Effective Date, to the effect that the representations and warranties set forth in Section 4 of this Amendment and in the Security Documents are true and correct.

        4.    Subsidiary Secretary's Certificate.    Each Subsidiary which is a party to a Security Document or which will execute a counterpart of the Master Subsidiary Guaranty shall have delivered to the Administrative Agent a certificate of an authorized officer, dated as of the date hereof, with respect to its Articles of Incorporation and By-laws, certifying as to resolutions authorizing the execution and delivery of the Security Documents or Master Subsidiary Guaranty to which such Subsidiary is a party, and the incumbency and signature of officers.

        5.    Subsidiary Officer's Certificate.    Each Subsidiary which is a party to the Security Documents or will execute a counterpart to the Master Subsidiary Guaranty shall have delivered to the Administrative Agent a certificate of an authorized officer, dated as of the date hereof, certifying that the representations and warranties of such Subsidiary set forth in Section 4 of this Amendment and in the Security Documents or Master Subsidiary Guaranty are true and correct.

        6.    Performance by the Borrower and each Subsidiary.    The Borrower and each Subsidiary which is a party to the Security Documents shall have performed and complied with all agreements and conditions contained in the Security Documents to which it is a party, required to be performed and complied with by it prior to or as of the date hereof.

        7.    Security Documents.    The Security Documents shall be in form and substance satisfactory to the Administrative Agent, shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect, and the Administrative Agent shall have received true, correct and complete copies of each thereof.

        8.    Filings.    Each mortgage, deed of trust and financing statement required to be filed, registered or recorded in connection with the transactions contemplated by the Security Documents shall have been delivered to the Collateral Agent.

        9.    Insurance.    Certificates of insurance evidencing the insurance policies and endorsements required to be delivered pursuant to the Security Documents shall have been delivered to the Collateral Agent and the Administrative Agent.

        10.    Bank Credit Agreement.    The Borrower shall have entered into amendments to the Senior Note Agreements, in each case in form and substance reasonably satisfactory to the Requisite Lenders.

        11.    Securitization Facility.    The Borrower shall have furnished the Lenders with true and correct copies of (a) the Receivables Purchase and Servicing Agreement dated as of March 28, 2002 among the Borrower, certain of its Subsidiaries and General Electric Capital Corporation, and all related Exhibits thereto, and (b) the Receivables Sale and Contribution Agreement dated as of March 28, 2002 among the Borrower and certain of its Subsidiaries, and all related Exhibits thereto, each in form and substance reasonably satisfactory to the Lenders.

        12.    Amended and Restated Intercreditor Agreement.    The Collateral Agent shall have entered into an Amended and Restated Intercreditor Agreement substantially in the form of Exhibit C.

        13.    Counterpart to Master Subsidiary Guaranty.    Shakespeare Connective Fibers, LLC shall have executed and delivered a counterpart to the Master Subsidiary Guaranty.

        14.    Legal Opinion.    Gibson, Dunn & Crutcher LLP, counsel for the Borrower and the Subsidiary Guarantors, shall have delivered an opinion in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

        15.    Title Insurance.    The Collateral Agent shall have received a loan title insurance policy issued by a title insurance company reasonably acceptable to the Administrative Agent and the Requisite Lenders (or, in the alternative, a commitment to issue a loan title insurance policy issued by a title insurance company reasonably acceptable to the Administrative Agent and the Requisite Lenders and marked and initialed by an authorized agent of such title insurance company to show all changes to be made in connection with the actual issuance of such title insurance policy) in respect of each mortgage and deed of trust executed and delivered in connection with the transactions contemplated by this Amendment (collectively, the "Title Insurance Policies"), in form and substance satisfactory to the Administrative Agent and the Requisite Lenders, and all premiums in respect of the Title Insurance Policies shall have been paid in full.

SCHEDULE 2
POST-CLOSING DELIVERIES

1.    Pledge Agreements pledging 65% of the outstanding stock of the following Foreign Subsidiaries by the applicable dates set forth below:

Foreign Subsidiary (Domicile)	Pledgor(s)	Delivery Date
Shakespeare (Hong Kong) Ltd. (Hong Kong)	Shakespeare Company, LLC	June 30, 2002
Shakespeare International Ltd. (U.K.)	K2 Inc.
	Shakespeare Company, LLC	April 12, 2002
K2 Ski Sport + Mode GmbH (Germany)	Shakespeare Company, LLC	April 19, 2002
K2 Japan Corporation (Japan)	K-2 Corporation	June 30, 2002
Madshus A.S. (Norway)	K-2 Corporation	June 30, 2002
K2 Corporation of Canada (Canada)	Ride, Inc.	April 12, 2002

2.    The Borrower shall use its best efforts to deliver to the Collateral Agent (a) not later than April 26, 2002, Collateral Access Agreements executed by owners of the properties located in (i) Fife, Washington, (ii) Lincolnwood, Illinois and (iii) Vista, California which are leased by the Borrower or a Subsidiary, and (b) not later than May 24, 2002, Collateral Access Agreements executed by owners of each other property leased by the Borrower or any Subsidiary.

EXHIBIT B

FORM OF AMENDED COMPLIANCE CERTIFICATE

EXHIBIT C

FORM OF AMENDED AND RESTATED INTERCREDITOR AGREEMENT

EXHIBIT G

FORM OF CASH FLOW FORECAST

QuickLinks

FIRST AMENDMENT TO CREDIT AGREEMENT
RECITALS
CONSENT OF SUBSIDIARY GUARANTORS
SCHEDULE 1 CLOSING CONDITIONS
SCHEDULE 2 POST-CLOSING DELIVERIES
EXHIBIT B FORM OF AMENDED COMPLIANCE CERTIFICATE
EXHIBIT C FORM OF AMENDED AND RESTATED INTERCREDITOR AGREEMENT
EXHIBIT G FORM OF CASH FLOW FORECAST